                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934*
                               (Amendment No. 5)*


                               Deluxe Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, par value $1.00 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   248019-10-1
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                  June 30, 2003
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which
this Schedule is filed:                                        [ ] Rule 13d-1(b)
                                                               [X] Rule 13d-1(c)
                                                               [ ] Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

            Person Authorized to Receive Notices and Communications:

                             Janice V. Sharry, Esq.
                              Haynes and Boone, LLP
                           901 Main Street, Suite 3100
                               Dallas, Texas 75202
                                 (214) 651-5562

                                  SCHEDULE 13G


CUSIP No. - 248019-10-1                                Page 2 of 11 Pages

-------  ----------------------------------------------------------------
   1     NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
                ESL Partners, L.P., a Delaware limited partnership
                22-2875193
-------  ----------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) [X]
                                                               (b) [ ]

-------  ----------------------------------------------------------------
   3     SEC USE ONLY

-------  ----------------------------------------------------------------
   4     CITIZENSHIP OR PLACE OR ORGANIZATION

                Delaware
-------------------------------------------------------------------------
                       5   SOLE VOTING POWER
     NUMBER OF
      SHARES               3,478,473
   BENEFICIALLY     -----------------------------------------------------
     OWNED BY          6   SHARED VOTING POWER
       EACH
     REPORTING             0
      PERSON        -----------------------------------------------------
       WITH            7   SOLE DISPOSITIVE POWER

                           3,478,473
                    -----------------------------------------------------
                       8   SHARED DISPOSITIVE POWER

                           0
-------------------------------------------------------------------------
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                5,866,870
-------  ----------------------------------------------------------------
  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES                                                    [ ]

-------  ----------------------------------------------------------------
  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                10.6%
-------  ----------------------------------------------------------------
  12     TYPE OF REPORTING PERSON

                PN
-------  ----------------------------------------------------------------

CUSIP No. - 248019-10-1                                Page 3 of 11 Pages

-------  ----------------------------------------------------------------
   1     NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

               ESL Limited, a Bermuda corporation
-------  ----------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) [X]
                                                               (b) [ ]

-------  ----------------------------------------------------------------
   3     SEC USE ONLY


-------  ----------------------------------------------------------------
   4     CITIZENSHIP OR PLACE OR ORGANIZATION

               Bermuda
-------------------------------------------------------------------------
                       5   SOLE VOTING POWER

     NUMBER OF             437,482
      SHARES
   BENEFICIALLY     -----------------------------------------------------
     OWNED BY          6   SHARED VOTING POWER
       EACH
     REPORTING             0
      PERSON        -----------------------------------------------------
       WITH            7   SOLE DISPOSITIVE POWER

                           437,482
                    -----------------------------------------------------
                       8   SHARED DISPOSITIVE POWER

                           0
-------------------------------------------------------------------------
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               5,866,870
-------  ----------------------------------------------------------------
  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES                                                    [ ]

-------  ----------------------------------------------------------------
  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

               10.6%
-------  ----------------------------------------------------------------
  12     TYPE OF REPORTING PERSON

               CO
-------  ----------------------------------------------------------------

CUSIP No. - 248019-10-1                                Page 4 of 11 Pages

-------  ----------------------------------------------------------------
   1     NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

               ESL Institutional Partners, L.P., a Delaware limited partnership 06-1456821
-------  ----------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) [X]
                                                               (b) [ ]

-------  ----------------------------------------------------------------
   3     SEC USE ONLY


-------  ----------------------------------------------------------------
   4     CITIZENSHIP OR PLACE OR ORGANIZATION

               Delaware
-------------------------------------------------------------------------
                       5  SOLE VOTING POWER
     NUMBER OF
      SHARES              141,326
   BENEFICIALLY     -----------------------------------------------------
     OWNED BY          6  SHARED VOTING POWER
       EACH
     REPORTING            0
      PERSON        -----------------------------------------------------
       WITH            7  SOLE DISPOSITIVE POWER

                          141,326
                    -----------------------------------------------------
                       8  SHARED DISPOSITIVE POWER

                          0
-------  ----------------------------------------------------------------
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               5,866,870
-------  ----------------------------------------------------------------
  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES                                                    [ ]

-------  ----------------------------------------------------------------
  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

               10.6%
-------  ----------------------------------------------------------------
  12     TYPE OF REPORTING PERSON

               PN
-------  ----------------------------------------------------------------

CUSIP No. - 248019-10-1                                Page 5 of 11 Pages

-------  ----------------------------------------------------------------
   1     NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

               ESL Investors, L.L.C., a Delaware limited liability company 13-4095958
-------  ----------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) [X]
                                                               (b) [ ]

-------  ----------------------------------------------------------------
   3     SEC USE ONLY

-------  ----------------------------------------------------------------
   4     CITIZENSHIP OR PLACE OR ORGANIZATION

               Delaware
-------------------------------------------------------------------------
                       5  SOLE VOTING POWER
     NUMBER OF
      SHARES              1,530,730
   BENEFICIALLY     -----------------------------------------------------
     OWNED BY          6  SHARED VOTING POWER
       EACH
     REPORTING            0
      PERSON        -----------------------------------------------------
       WITH            7  SOLE DISPOSITIVE POWER

                          1,530,730
                    -----------------------------------------------------
                       8  SHARED DISPOSITIVE POWER

                          0
-------  ----------------------------------------------------------------
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               5,866,870
-------  ----------------------------------------------------------------
  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES                                                    [ ]

-------  ----------------------------------------------------------------
  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

               10.6%
-------  ----------------------------------------------------------------
  12     TYPE OF REPORTING PERSON

               OO
-------  ----------------------------------------------------------------

CUSIP No. - 248019-10-1                                Page 6 of 11 Pages

-------  ----------------------------------------------------------------
   1     NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

               KP I Partners, L.P., a Delaware limited partnership
               86-1069224
-------  ----------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) [X]
                                                               (b) [ ]

-------  ----------------------------------------------------------------
   3     SEC USE ONLY


-------  ----------------------------------------------------------------
   4     CITIZENSHIP OR PLACE OR ORGANIZATION

               Delaware
-------------------------------------------------------------------------
                       5  SOLE VOTING POWER
     NUMBER OF
      SHARES              278,859
   BENEFICIALLY     -----------------------------------------------------
     OWNED BY          6  SHARED VOTING POWER
       EACH
     REPORTING            0
      PERSON        -----------------------------------------------------
       WITH            7  SOLE DISPOSITIVE POWER

                          278,859
                    -----------------------------------------------------
                       8  SHARED DISPOSITIVE POWER

                          0
-------  ----------------------------------------------------------------
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               5,866,870
-------  ----------------------------------------------------------------
  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES                                                    [ ]

-------  ----------------------------------------------------------------
  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

               10.6%
-------  ----------------------------------------------------------------
  12     TYPE OF REPORTING PERSON

               PN
-------  ----------------------------------------------------------------

CUSIP No. - 248019-10-1                                Page 7 of 11 Pages

Item 1(a)  Name of Issuer:

           Deluxe Corporation

Item 1(b)  Address of Issuer's Principal Executive Offices:

           3680 Victoria Street North
           Shoreview, Minnesota 55126-2966

Item 2(a)  Names of Persons Filing:

           ESL Partners, L.P.
           ESL Limited
           ESL Institutional Partners, L.P.
           ESL Investors, L.L.C.
           KP I Partners, L.P.

Item 2(b)  Addresses of Principal Business Offices:

           ESL Partners, L.P., ESL Institutional Partners, L.P.,
           ESL Investors, L.L.C. and KP I Partners, L.P.:
           200 Greenwich Avenue
           Greenwich, CT 06830

           ESL Limited
           Hemisphere House
           9 Church Street
           Hamilton, Bermuda

Item 2(c)  Citizenship:

           ESL Partners, L.P. - Delaware
           ESL Limited - Bermuda
           ESL Institutional Partners, L.P. - Delaware
           ESL Investors, L.L.C. - Delaware
           KP I Partners, L.P. - Delaware

Item 2(d)  Title of Class of Securities:

           Common Stock, par value $1.00 per share

Item 2(e)  CUSIP Number:

           248019-10-1

CUSIP No. - 248019-10-1                                Page 8 of 11 Pages

Item 3     Status of Persons Filing:

           (a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o);
           (b) [ ]  Bank as defined in section 3(a)(6) of the Act
                    (15 U.S.C. 78c);
           (c) [ ]  Insurance company as defined in section
                    3(a)(19) of the Act (15 U.S.C. 78c);
           (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C.
                    80a-8);
           (e) [ ]  An investment adviser in accordance with
                    Section 240.13d-1(b)(1)(ii)(E);
           (f) [ ] An employee benefit plan or endowment fund in accordance with Section 240.13d-1(b)(1)(ii)(F);
           (g) [ ] A parent holding company or control person in accordance with Section 240.13d-1(b)(1)(ii)(G);
           (h) [ ]  A savings association as defined in Section
                    3(b) of the Federal Deposit Insurance Act (12
                    U.S.C. 1813);
           (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
           (j) [ ]  Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).

Item 4     Ownership:

           (a) Amount Beneficially Owned: 5,866,870 shares of Common Stock, par value $1.00 per share.

               This statement is filed on behalf of a group consisting of ESL Partners, L.P., a Delaware limited partnership ("ESL"), ESL Limited, a Bermuda corporation ("Limited"), ESL Institutional Partners, L.P., a Delaware limited partnership ("Institutional"), ESL Investors, L.L.C., a Delaware limited liability company ("Investors"), and KP I Partners, L.P., a Delaware limited partnership ("KPI"), sometimes referred to collectively as the "ESL Reporting Group." The general partner of ESL is RBS Partners, L.P. (the "General Partner"). The general partner of the General Partner of ESL is ESL Investments, Inc., a Delaware corporation. ESL Investment Management, LLC, a Delaware limited liability company ("ESLIM"), is the investment manager of Limited and the general partner of KPI. RBS Investment Management, LLC, a Delaware limited liability company ("RBSIM"), is the general partner of Institutional. RBS Partners, L.P. is the manager of Investors. In the aforementioned capacities, ESL, Limited, Institutional, Investors and KPI each may be deemed to be the beneficial owner of the shares of Deluxe Corporation common stock beneficially owned by the other members of the group.

               As of June 30, 2003, (i) ESL was the record owner of 3,478,473 shares of common stock of Deluxe Corporation; (ii) Limited was the record owner of 437,482 shares of common stock of Deluxe Corporation; (iii) Institutional was the record owner of 141,326 shares of common stock of Deluxe Corporation; (iv) Investors was the record owner of 1,530,730 shares of common stock of Deluxe Corporation; and (v) KPI was the record owner of 278,859 shares of common stock of Deluxe Corporation.

           (b) Percent of Class: 10.6%.

CUSIP No. - 248019-10-1                                Page 9 of 11 Pages


           (c) Number of shares as to which each person has:

               (i)   sole power to vote or to direct the vote:

                         See Item 5 of each cover page.

               (ii)  shared power to vote or to direct the vote: 0.

               (iii) sole power to dispose or to direct the disposition of:

                         See Item 7 of each cover page.

               (iv)  shared power to dispose or to direct the disposition of: 0.

Item 5     Ownership of 5% or Less of a Class:

           Not applicable.

Item 6     Ownership of More than 5% on Behalf of Another Person:

           Not applicable.

Item 7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding Company:

           Not applicable.

Item 8     Identification and Classification of Members of the Group:

           See Item 4(a).

Item 9     Notice of Dissolution of Group:

           Not applicable.

Item 10    Certification:

           By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. - 248019-10-1                                Page 10 of 11 Pages


                                    SIGNATURE


      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: July 2, 2003


                               ESL PARTNERS, L.P.

                               By:  RBS Partners, L.P., its general partner
                               By:  ESL Investments, Inc., its general partner

                                    By:   /s/ William C. Crowley
                                          -------------------------------------
                                          William C. Crowley
                                          President and Chief
                                          Operating Officer



                               ESL LIMITED

                               By:  ESL Investment Management, LLC,
                                    its investment manager

                                    By:   /s/ William C. Crowley
                                          -------------------------------------
                                          William C. Crowley
                                          Member



                               ESL INSTITUTIONAL PARTNERS, L.P.

                               By:  RBS Investment Management, LLC,
                                    its general partner

                                    By:   /s/ William C. Crowley
                                          -------------------------------------
                                          William C. Crowley
                                          Member

CUSIP No. - 248019-10-1                                Page 11 of 11 Pages


                               ESL INVESTORS, L.L.C.

                               By:  RBS Partners, L.P., its manager
                               By:  ESL Investments, Inc., its general partner

                                    By:   /s/ William C. Crowley
                                          -------------------------------------
                                          William C. Crowley
                                          President and Chief
                                          Operating Officer


                               KP I PARTNERS, L.P.

                               By:  ESL Investment Management, LLC,
                                    its general partner

                                    By:   /s/ William C. Crowley
                                          -------------------------------------
                                          William C. Crowley
                                          Member

                                    EXHIBITS

Exhibit 1 Joint Filing Agreement, dated as of June 30, 2003, entered into by and among ESL Partners, L.P., ESL Limited, ESL Institutional Partners, L.P., ESL Investors, L.L.C.
           and KP I Partners, L.P.

                                    EXHIBIT 1

                             JOINT FILING AGREEMENT

    In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them a Statement on Schedule 13G (including amendments thereto) with regard to the common stock of Deluxe Corporation, and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filings. In evidence thereof, the undersigned, being duly authorized, hereby execute this Agreement as of June 30, 2003.

                              ESL PARTNERS, L.P.

                              By:  RBS Partners, L.P., its general partner
                              By:  ESL Investments, Inc., its general partner

                                By:   /s/ William C. Crowley
                                      -----------------------------------------
                                       William C. Crowley
                                       President and Chief
                                       Operating Officer



                              ESL LIMITED

                              By:  ESL Investment Management, LLC,
                                   its investment manager

                                By:   /s/ William C. Crowley
                                      -----------------------------------------
                                       William C. Crowley
                                       Member



                              ESL INSTITUTIONAL PARTNERS, L.P.

                              By:  RBS Investment Management, LLC,
                                   its general partner

                                By:   /s/ William C. Crowley
                                      -----------------------------------------
                                       William C. Crowley
                                       Member

                              ESL INVESTORS, L.L.C.

                              By:  RBS Partners, L.P., its manager
                              By:  ESL Investments, Inc., its general partner

                                By:   /s/ William C. Crowley
                                      -----------------------------------------
                                       William C. Crowley
                                       President and Chief
                                       Operating Officer



                              KP I PARTNERS, L.P.

                              By:  ESL Investment Management, LLC,
                                   its general partner

                                By:   /s/ William C. Crowley
                                      -----------------------------------------
                                       William C. Crowley
                                       Member